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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                            OPTIMARK HOLDINGS INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     N/A
         ---------------------------------------------------------------
                                 (CUSIP Number)

                              DECEMBER 31, 2000
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [   ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [ X ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP No.   N/A                       13G               Page  2  of  3 Pages
          ---------------                                     ---    ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Richard W. Jones
         442 S. Marengo Avenue
         Pasadena, CA 91101
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) X
         (b)
  ------------------------------------------------------------------------
    3.   SEC Use Only
  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization

         USA
  ------------------------------------------------------------------------

              5.  Sole Voting Power
 Number           4,777,427
 Shares       ------------------------------------------------------------------
 Beneficially 6.  Shared Voting Power
 Owned by         N/A
 Each         ------------------------------------------------------------------
 Reporting    7.  Sole Dispositive Power
 Person           4,777,427
              ------------------------------------------------------------------
              8.  Shared Dispositive Power
                  N/A
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         477,427
  ------------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         N/A
  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)

         13.05%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person (See Instructions)

         OTHER-00
  ------------------------------------------------------------------------

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Item 10. Certification


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 15, 2001
                                             -----------------------------------
                                                              Date
                                                     /s/ RICHARD W. JONES
                                             -----------------------------------
                                                            Signature

                                                       Richard W. Jones
                                             -----------------------------------
                                                           Name/Title